FEDERAL DEPOSIT INSURANCE CORPORATION

                             Washington, D.C. 20549

                                   FORM 10-KSB

  X     Annual report pursuant to Section 13 or 15(d) of the Securities Exchange
 ---
        Act of 1934 for the fiscal year ended December 31, 1999, or


        Transition  report  pursuant  to Section  13 or 15(d) of  the Securities
 ---    Exchange Act of 1934

                         FDIC Certificate Number: 34578

                              CHESTATEE STATE BANK
                              --------------------
        (Exact name of small business issuer as specified in its Charter)

   Georgia                                                         58-2381111
---------------                                                 ----------------
(State or other                                                  (IRS Employer
 jurisdiction of                                                  Identification
 incorporation or                                                        Number)
 organization)

6639 Highway 53 East
Dawsonville, Georgia 30534                                        (706) 216-2265
--------------------------                                        --------------
(Address of principal                                        (Issuer's telephone
 executive offices)                                                      number)


         Securities registered under Section 12(b) of the Exchange Act:

                                                                Name of Exchange
Title of each class:                                        on which registered:
--------------------                                        --------------------
None                                                                        None

          Securities registered under Section 12(g) of the Exchange Act

                                                                Name of Exchange
Title of each class:                                        on which registered:
--------------------                                        --------------------
Common Stock                                                                None
par value $5.00 per share

Indicate by mark whether the issuer (1) filed all reports to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_ No


Indicate by mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.

The issuer's revenues for the fiscal year ended December 31, 1999 were:
$3,761,332

There were 950,000 outstanding shares of common stock, par value $5.00 per share, as of December 31, 1999. The aggregate market value of the voting stock of the Registrant held by non-affiliates of the Registrant, as of December 31, 1999, was $ 10,244,800 based on the last sales price on such date.

                                     PART I
                                     ------

ITEM 1.  BUSINESS
-----------------

History
-------

         The Bank is a state banking institution chartered under the laws of the State of Georgia on December 31, 1997. Since opening on May 15, 1998, the Bank has conducted its general banking business and presently serves its customers from two locations: the main office located at 6639 Highway 53 East, Dawsonville, Dawson County, Georgia and a full-service branch located in the Ingles Supermarket at the intersection of Georgia Highway 400 and Georgia Highway 53, also in Dawsonville, Dawson County, Georgia.

Business
--------

         The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and timed deposits, making individual, consumer, commercial, and installment loans, money transfers, safe deposit services, and making investments in U. S. government and municipal services. The Bank does not offer trust services.

         The data processing work of the Bank is processed with the Intercept Group f/k/a Provesa, Inc. of Thomson, Georgia. The Bank issues credit cards. The Bank also offers its customers a variety of checking and savings accounts. The installment loan department makes both direct consumer loans and also purchases retail installment contracts from sellers of consumer goods.

         The Bank principally serves the residents of Dawsonville and Dawson County which have, collectively, a population of approximately 15,000 persons. Dawsonville and Dawson County have a diverse commerce, including retail, manufacturing, service and farming sector economies. Dawsonville also serves as the county seat for Dawson County, Georgia, with a significant number of residents employed in government. Dawsonville, located approximately 15 miles north of Cumming, Georgia and 22 miles west of Gainesville, Georgia, is situated in the center of the development corridor extending north from Atlanta between Interstate 75 and Interstate 85. The Bank will also seek deposit and loan business from outside its primary service area, including the adjacent counties of Cherokee, Forsyth, Gilmer, Hall, Lumpkin and Pickens.

         As of December 31, 1999, the Bank has a correspondent relationship with the Bankers Bank of Atlanta, Georgia. The correspondent bank provides certain services to the Bank, such as investing its excess funds, processing checks and other items, buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participation and furnishing management investment advice on the Bank's securities portfolio.

Competition
-----------

         The banking business in Dawsonville and Dawson County is highly competitive. The Bank competes with several other financial institutions in the market it represents. Within the primary service area, the Bank competes with Bank of America, N.A., First Community Bank of Dawsonville, owned by regional banking company Century South Banks, Inc. of Dahlonega, and Dawson County Bank, a closely held locally owned institution. While there are no other financial institutions with offices in Dawson County, numerous financial institutions within the Atlanta metropolitan area market their services to its residents, including Bank of America, N.A., First Union, SunTrust and Wachovia. In addition to these banks, there are several finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank's market.

Employees
---------

         As of December 31, 1999, the Bank had 25 full-time and 2 part-time employees. In the opinion of management, the Bank enjoys an excellent relationship with its employees. The Bank is not a party to any collective bargaining agreement.

Selected Financial Information
------------------------------

         A history of the Bank's financial position for the period ended December 31, 1998, is as follows (audited, dollar amounts in thousands, except for per share information):

Total Assets.............................................................$31,960
Total Deposits...........................................................$23,054
Total Shareholders Equity.................................................$8,739
Net Income (Loss).........................................................$(743)
Number of Issued and Outstanding Shares..................................950,000
Book Value Per Share.......................................................$9.20
Net Income (Loss) Per Share..............................................$(0.78)

A history of the Bank's financial position for the year ended December 31, 1999, is as follows (audited, dollar amounts in thousands, except for per share information):

Total Assets.............................................................$51,031
Total Deposits...........................................................$41,816
Total Shareholders Equity.................................................$9,027
Net Income (Loss)...........................................................$297
Number of Issued and Outstanding Shares................................. 950,000
Book Value Per Share.......................................................$9.50
Net Income (Loss) Per Share................................................$0.31

Monetary Policies
-----------------

         The results of operation of the Bank are affected by the credit policies of monetary authorities, particularly the Federal Reserve, even though the Bank is not a member of the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U. S. government securities, changes in discount rates on member bank borrowings, and changes in reserve requirements against member bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve System, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Bank.

Supervision and Regulation
--------------------------

         The Bank is subject to state and federal governmental regulations. The Bank operates as a banking institution incorporated under the laws of the State of Georgia and subject to examination by the Department. The Bank must also comply with the state usury laws which limit the rates of interest which may be charged on certain types of loans. The Bank is also, as a nonmember insured bank, subject to the powers, functions and duties of the FDIC.

         The Department regulates all areas of the Bank's commercial banking operations, including de novo branching, banking facilities, mergers, interest rate ceilings and holding companies. The Bank must also comply with state usury laws that limit the rates of interest which may be charged on certain types of loans. For example, the Financial Institutions Code limits the establishment and operation of bank offices and bank facilities generally within the county in which the parent bank or branch bank is situated. State law also limits, upon approval by the Department, the merger or consolidation of banks. Finally, the Financial Institutions Code limits the ability of a bank holding company to acquire direct or indirect ownership or control of any voting shares of any bank. These provisions are not anticipated to have a material impact upon the operations of the Bank.

         In addition to state banking laws and regulations applicable to the Bank as a state banking institution, the Bank is also regulated, as an insured institution not a member bank of the Federal Reserve System, by the FDIC. The major functions of the FDIC with respect to insured banks include paying off depositors to the extent provided by law in the event a bank is closed without adequate provisions having been made to pay the claims of depositors, acting as the receiver of state banks placed in receivership when appointed receiver by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured banks which are not members of the Federal Reserve System to determine the condition of such banks for insurance purposes. The FDIC is also authorized to approve mergers, consolidations and assumption of deposit liability transactions between insured banks and non-insured banks or institutions, and to prevent capital or surplus diminution in such transactions whether resulting, continued, or assumed bank is an insured non-member state bank. Also, the FDIC closely examines non-member banks for compliance with certain federal statutes such as the Community Reinvestment Act and the Truth-and-Lending Act.

         The Federal Deposit Insurance Act (the "Act"), including the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), generally regulates the Bank's operations and compliance with federal banking laws. FIRREA was enacted on August 9, 1989 primarily in an attempt to address problems in the savings and loan industry. However, FIRREA has had a substantial effect on the environment in which commercial banks operate. The Bank is required to meet certain core, tangible and risk-based capital ratios. In addition, the annual assessment rates for banks insured by the FDIC increased from .083% of insured deposits to .12% of insured deposits in 1990, to .195% in 1991, and to .23% of insured deposits in 1992. Banks will be entitled to a rebate of deposit insurance premiums when the FDIC's insurance reserves equal 1.25% of estimated insured deposits (unless the FDIC determines future losses are probable). The increase in deposit premiums is directly attributable to the large number of insured banks which have failed in recent years.

         FDICIA was enacted on December 19, 1991 in large measure to improve the supervision and examination of insured depository institutions in an effort to reduce the number of bank failures and the resulting demands on the deposit insurance system. FDICIA generally divides insured financial institutions into five categories: (1) well capitalized institutions having a total risk-based capital ratio of at least 10%, a Tier One risk-based ratio of at least 6% and a leverage ratio of at least 5%; (2) adequately capitalized institutions having a total risk-based capital ratio of at least 8%, a Tier One risk-based ratio of at least 4% and a leverage ratio of at least 4%; (3) undercapitalized institutions having a total risk-based capital ratio of under 8%, a Tier One risk-based ratio of under 4% or a leverage ratio of under 4%; (4) significantly undercapitalized institutions having a total risk-based capital ratio of under 6%, a Tier One risk-based ratio of under 3% or a leverage ratio of under 3%; and (5) critically undercapitalized institutions having a ratio of tangible equity to total assets of 2% or less. As an institution drops below the well capitalized category, it becomes subject to increasing scrutiny, decreasing management flexibility, and increasingly onerous regulatory control.

         For example, the FDICIA requires all depository institutions with assets in excess of $150 million, or such larger threshold as may be established by the FDIC, prepare and submit to the FDIC an appropriate federal and state banking regulators annual financial statements that have been audited by independent public accountants, file reports repaired by the depository institutions containing a statement by management of its responsibilities and by the depository institutions' independent public accountant attesting to the accuracy of management's annual assessment of its financial reporting, internal controls and regulatory compliance, and establish an audit committee composed of members of the board of directors who are independent of management. The FDIC has provided by regulation that these provisions of the FDICIA do not apply to depository institutions with assets less than $500 million. An enactment of the FDICIA has also resulted in the promulgation of regulations by regulatory agencies that will tend to restrict to some degree the real estate lending practices of financial institutions. FDICIA also provides a ban on acceptance of brokered deposits except by well capitalized institutions and by adequately capitalized institutions with the permission of the FDIC, and for restrictions on activities engaged in by state banks and their subsidiaries, including insurance underwriting, to the same activities permissible for national banks and their subsidiaries, unless the state bank is well capitalized and a determination is made by the FDIC that the activities do not pose a significant risk to the insurance fund. The FDICIA otherwise provides for additional supervision and regulation of financial institutions, the effect of which is likely to increase the operating expenses of the Bank.

The FDICIA also contains provisions requiring prompt corrective action by financial institutions which are characterized as "under capitalized" or worse. The action required to be taken by such institutions includes the requirement of filing a capital plan with the bank's primary federal regulator, prohibition on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or to sell the institution. At December 31, 1999, the Bank exceeded those minimum capital requirements.

         The Bank Holding Company Act of 1956, as amended (the "BHCA") restricts the ability of a bank holding company to redeem its stock. The regulations promulgated under the BHCA provide that a bank holding company may not redeem its shares without prior written notice to the Federal Reserve under certain circumstances. Unless a bank holding company, both before and immediately after the redemption, is well-capitalized, well-managed, and not subject to any unresolved supervisory issues, a bank holding company is obligated to give the Federal Reserve prior written notice before purchasing or redeeming its equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the company for all such purchases or redemptions during the preceding 12 months, is equal to 10 percent or more of the company's consolidated net worth. Further, any notice filed under this section must contain the purpose of the transaction, a description of the securities to be purchased or redeemed, the total number of each class outstanding, the gross consideration to be paid, and the terms and sources of funding for the transaction, a description of all equity securities redeemed within the preceding 12 months, the net consideration paid and the terms of any debt incurred in connection with those transactions, and if the bank holding company has consolidated assets of $150 million or more, consolidated pro forma risk-based capital and leverage ratio calculations for the bank holding company as of the most recent quarter, and, if the redemption is to be debt funded, a parent-only pro forma balance sheet of the most recent quarter (or if the bank holding company has consolidated assets of less than $150 million, a pro forma balance sheet as of the most recent quarter, and, if the redemption is to be debt funded, one-year income statement and cash flow projections). The Federal Reserve is authorized to disapprove a proposed purchase or redemption if it would constitute an unsafe or unsound practice, or would violate any law, regulation, order, directive, or condition imposed by, or written agreement with, the Federal Reserve.

         The BHCA also regulates any change in control of a state member bank or a bank holding company. Generally, any person acting directly or in concert with other persons must provide 60 days written notice before acquiring control of a bank holding company. "Control" is deemed found if, immediately after the transaction, the acquiring person owns, controls or holds power to vote 25% or more of the voting securities of the institution. "Control" may be found if, immediately after the transaction, the acquiring person owns, controls or holds power to vote 10% or more of the voting securities of an institution with securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or no other person owns, controls or holds power to vote a greater percentage of those voting securities. The person may consummate the acquisition 60 days after notice absent disapproval by the Federal Reserve.

Regulatory and Legislative Changes
----------------------------------

         On March 16, 1994, the Georgia General Assembly adopted the Georgia Interstate Banking Act (the "Georgia Act"). The Georgia Act, effective July 1, 1995, revises the existing regional interstate banking law to expand the scope nationwide. The Georgia Act permits bank holding companies located in any state outside of Georgia to acquire Georgia banks, or bank holding companies owning Georgia banks, if the state in which the acquiring company's principal place of business is located permits Georgia bank holding companies to make acquisitions in that state. However, the Georgia Act retains the existing prohibition on acquiring banks in operation less than five years. Further, the board of directors of a Georgia bank or bank holding company may adopt a resolution to exempt its bank or bank holding company from acquisition under the Georgia Act. Finally, acquisition of a bank requires the prior approval of the Federal Reserve and the Department. The Board of Directors of the Bank has not adopted to date a resolution to exempt the Bank from acquisition under the Georgia Act.

         Recently enacted federal statutes impacting the ways in which the Bank conducts business include the Riegle Community Development and Regulatory Improvement Act of 1994 ("RCDRIA"), and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act").

         The RCDRIA was enacted September 23, 1994, to promote economic revitalization and community development to "investment areas." The RCDRIA establishes a Community Development Financial Institutions Fund to achieve these objectives. The fund is authorized to provide financial assistance through a variety of mechanisms, including equity investments, grants, loans, credit union shares and deposits. The amount of assistance any community development financial institution and its subsidiaries and affiliates may receive is generally limited to $5,000,000.00. A qualifying institution may receive an additional $3.75 million for the purpose of serving an investment area in another state.

         The RCDRIA also provides certain regulatory relief, requiring each federal agency to streamline and modify its regulations and policies, remove inconsistencies and eliminate outmoded and duplicative requirements. The RCDRIA also directs the federal agencies to coordinate examinations among affiliate banks, coordinate examinations with other federal banking agencies, and work to coordinate with state banking agencies. The federal banking agencies are also directed to work jointly in developing a system for banks and savings associations to file reports and statements electronically and to adopt a single form for filing core information in reports and statements.

         The RCDRIA also provides procedures for expediting bank holding company applications, eliminating prior approval of the Federal Reserve for the acquisition of control of a bank in a reorganization in which persons exchange their shares for shares of a newly-formed bank holding company provided the bank holding company immediately after the acquisition meets capital and other financial standards and the bank is "adequately capitalized," the holding company does not engage in any activities other than those of managing and controlling banks, company provides 30 days prior notice to the board of the transaction, and the holding company will not acquire control of any additional bank. The RCDRIA also provides for reduction of post-approval waiting periods, decreasing the waiting period from 30 days to 15 days in most instances. The RCDRIA also exempts from federal securities registration securities issued in connection with the formation of a one-bank holding company.

         The RCDRIA also permits a bank holding company to engage in non-banking activities or acquire or retain ownership or control of the shares of a company engaged in non-banking activities if prior written notice of the proposed transaction or activity is provided to the Federal Reserve at least 60 days before the transaction or activity occurs or commences. In assessing the proposed transaction or activity, the board will consider whether performance of the activity by a bank holding company or a subsidiary can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweighs possible adverse effects.

         The Interstate Banking Act, enacted September 29, 1994, will, among other things, permit bank holding companies to merge their multi-state bank subsidiaries into a single bank by June 1, 1997, unless state legislators act to "opt-out" of this provision, to acquire banks in any state one year after the effective date of the Interstate Banking Act, and permit banks to establish de novo branches across state lines so long as the individual states into which a potential de novo entrant proposes to branch specifically passes legislation to "opt-in."

         Under the Interstate Banking Act, a bank may merge beginning on June 1, 1997, with a bank in another state so long as the transaction does not involve a bank in a home state which has enacted a law after the date of enactment of the Interstate Banking Act and before June 1, 1997, that applies equally to all out of state banks and expressly prohibits such interstate merger transactions. Such a law would have no effect on merger transactions approved before the effective date of such state law. States may also elect to permit merger transactions before June 1, 1997. The Interstate Banking Act authorizes interstate mergers involving the acquisition of a branch of a bank without the acquisition of the bank only as state law permits an out of state acquired to acquire a branch without acquiring the bank. State minimum age laws for banks to be acquired will be preserved unless state law provides for a minimum age period of more than five years. After consummation of any interstate merger transaction, a resulting bank may establish or operate additional branches at any location where any bank involved in the transaction could have established or operated a branch under applicable federal or state law.

         Beginning September 29, 1995, the Federal Reserve is authorized to approve the acquisition by a well capitalized and adequately managed bank holding company of a bank that is located in another state without regard as to whether the acquisition is prohibited under the laws of any state. Again, state minimum age laws for banks to be acquired will be preserved unless the state law provides for a minimum age period of more than five years. The Federal Reserve may not approve an interstate acquisition which would result in the acquirer's controlling more than 10% of the total amount of deposits of insured depository institutions in the United States with 30% or more of the deposits in the home state of the target bank. A state may waive the 30% limit based on criteria that does not discriminate against out of state institutions. The limitations do not apply to the initial entry into a state by a bank holding company unless the state has a deposit concentration cap that applies on a nondiscriminatory basis to in state or out of state bank holding companies making an initial acquisition. Notwithstanding the foregoing, anti-trust laws are not affected by the Interstate Banking Act.

         The Interstate Banking Act now provides that banks may establish branches across state lines upon approval of the appropriate federal regulator if the state "opts-in" by enacting legislation that expressly permits de novo interstate branching. The establishment of the initial branch in a host state which permits de novo interstate branching is subject to the same requirements which apply to the initial acquisition of a bank in a host state, other than the deposit concentration limits, since the bank would not control any deposits in the host state at the time of entry. Once a branch has been established by de novo branching, the bank may establish and acquire additional branches at any location in the host state in the same manner as any bank in the host state could have established or acquired under applicable federal or state law.

         The Gramm-Leach-Bliley Act (the "Gramm Act"), adopted November 12, 1999, is intended to enhance competition in the financial services industry by providing a framework for the affiliation of banks, brokerage firms, insurance companies and other financial service providers. If the bank holding company and its subsidiaries have a satisfactory or better rating under the Community Reinvestment Act of 1977, then the Gramm Act permits a bank holding company to become a financial holding company.

         The Gramm Act also streamlines the Federal Reserve's supervision of bank holding companies, liberalizing the reporting and examination requirements of the BHCA. The Gramm Act prohibits regulations of the capital of a bank holding company, so long as the bank holding company is not a bank and is in compliance with the capital regulations of the Commission and the appropriate state authority.

         The Gramm Act generally limits the Federal Reserve's ability to regulate a bank holding company subsidiary directly. For example, the Gramm Act prohibits the Federal Reserve from requiring bank holding companies to provide funds or other assets to subsidiary banks, so long as the bank holding company or its affiliate is an insurance company, broker or dealer registered under the Exchange Act and providing such funds would have a material adverse effect on the financial condition of the company. The Federal Reserve may, however, order the bank holding company to divest of the bank subsidiary within 180 days. Moreover, the Federal Reserve (or FDIC or Office of the Comptroller of the Currency) may impose certain "prudential safeguards" regulating transactions between a bank and its affiliates if consistent with the purposes of certain banking laws. The Gramm Act also amends previous legislation permitting the Federal Reserve to order a bank holding company to terminate all non-banking activities or divest itself of control in the non-banking subsidiary in cases where the Federal Reserve found the activities to be a serious risk to the subsidiary bank. The Gramm Act now allows the bank holding company to elect whether to terminate the activity or divest, as before, or terminate ownership and control of the bank itself.

ITEM 2.  DESCRIPTION OF THE PROPERTY
------------------------------------

         The Bank conducts its operations from two locations: its main offices at 6639 Highway 53 East, Dawsonville, Georgia 30534 and its supermarket branch at 120 South Center Lane, Dawsonville, Georgia 30534. The main offices are owned by the Bank. The branch is leased by the Bank.

         The main office consists of approximately 11,000 square feet, 4 drive-in windows, an automated teller machine ("ATM") and an adjacent parking lot. The supermarket branch has been in continuous operation since it opened in September, 1998. The branch lease space is approximately 1,000 square feet, with an ATM but no drive-in windows.

ITEM 3.  LEGAL PROCEEDINGS
--------------------------

         The Bank is not a party to any material pending legal proceedings other than ordinary routine litigation incidental to the business of the Bank. The Bank is not a party to any legal, administrative or judicial proceeding under
Section 8 of the BHCA. To the knowledge of the management of the Bank, no such proceedings are contemplated or threatened against the Bank.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
------------------------------------------------------------

         The Bank did not submit any matter during the fourth quarter of the fiscal year ending December 31, 1999 to a vote of security holders through the solicitation of proxies or otherwise. The Bank did hold a special meeting of shareholders on March 21, 2000 for the purpose of considering a plan of reorganization pursuant to which the Bank would become and thereafter operated as a wholly-owned subsidiary of a new Georgia corporation, Chestatee Bancshares, Inc. (the "Holding Company"). The reorganization was approved unanimously by more than two-thirds (2/3) of the outstanding shares of common stock of the Bank entitled to vote and present at the special meeting of shareholders..

                                     PART II
                                     -------

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
-----------------------------------------------------------------

         There is no established trading market for shares of the common stock of the Bank. Further, management of the Bank has no reason to expect that an established trading market will develop in either the common or preferred shares of the Bank or its unsecured debentures.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The following table reflects the trades of shares of the Bank from inception May 15, 1998 through December 31, 1999 based on limited available information.

--------------         --------------   ------------      ------------
                         NUMBER OF      HIGH SELLING      LOW SELLING
     YEAR              SHARES TRADED#       PRICE*           PRICE*
--------------         --------------   ------------      ------------
1998
First Quarter              N/A              N/A                N/A
Second Quarter             N/A              N/A                N/A
Third Quarter             1,100            $12.00            $10.00
Fourth Quarter            2,000            $16.00            $14.00
--------------         --------------   ------------      ------------
1999
First Quarter             5,000            $16.00            $16.00
Second Quarter            2,000            $16.00            $16.00
Third Quarter             2,600            $16.00            $16.00
Fourth Quarter            4,000            $16.00            $16.00
--------------         --------------   ------------      ------------

* The Bank is not generally made aware of the number of shares of the Bank stock trades or the prices at which such shares have traded. The prices reported are best upon the best available information.

# According to information available to Management of the Bank, the above Table includes trades between family members with respect to 10,000 shares during the year ended December 31, 1999. There were no shares traded between family members during the year ended December 31, 1998.

As of December 31, 1999, the Company had approximately 740 shareholders of record of the Bank's common stock.

         The Bank is also allowed to declare and pay dividends in authorized but unissued sharaes of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Bank did not pay a stock dividend to its shareholders in 1998 or 1999.

         In the absence of other activities conducted by the Holding Company following the reorganization, its ability to pay dividends will depend upon the earnings of the Bank. The Board of Directors of the Holding Company hopes future operations of the Bank result in a payment of dividends to its shareholders. However, the Holding Company can not assure the future payment of dividends, either in cash or in stock, in the foreseeable future.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
------------------------------------------------------------------

         The following is a discussion of the financial condition of Chestatee State Bank (the "Bank") at December 31, 1999 and 1998 and the results of operations for the periods then ended. The purpose of this discussion is to focus on information about the Bank's financial condition and results of operations which are not otherwise apparent from the audited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements
--------------------------

         The Bank may from time to time make written or oral forward-looking statements, including statements contained in the Bank's filings with the Federal Deposit Insurance Corporation and its reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Bank's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in the Bank's market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. The Bank cautions that such factors are not exclusive. The Bank does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Bank.

Overview
--------

         The year 1999 marked the first full year of banking operations for the Bank. The Bank commenced banking operations on May 15, 1998. The Bank's results were highlighted by significant loan and deposit growth that would be expected for a de novo bank. This growth should provide a base for future profitability and a recovery of the Bank's accumulated deficit.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Financial Condition at December 31, 1999 and 1998
-------------------------------------------------

         Following is a summary of the Bank's balance sheets for the periods indicated:

                                                              December 31,
                                                         1999              1998
                                                         (Dollars in Thousands)
Cash and due from banks                           $      2,264      $        903
Federal funds sold                                       2,420             7,510
Securities                                               3,492             5,020
Loans                                                   39,245            15,545
Premises and equipment                                   2,970             2,770
Other assets                                               640               212
                                                      --------           -------

                                                  $     51,031      $     31,960
                                                        ======            ======

Total deposits                                    $     41,816      $     23,054
Other liabilities                                          188               167
Stockholders' equity                                     9,027             8,739
                                                       -------            ------

                                                  $     51,031      $     31,960
                                                        ======            ======

Financial Condition at December 31, 1999 and 1998
-------------------------------------------------

         As of December 31, 1999, the Bank had total assets of $51.0 million, increasing its asset size by 59.67% as compared to December 31, 1998. The completion of the Bank's stock offering in 1998, which raised $9.5 million, has provided a strong capital base to support this growth. Total interest-earning assets were $45.6 million at December 31, 1999 or 89.27% of total assets as compared to 88.32% at December 31, 1998. The Bank's primary interest-earning assets at December 31, 1999 were loans, which made up 87.02% of total interest-earning assets as compared to 55.61% at December 31, 1998. The Bank's loan to deposit ratio was 94.80% as compared to 68.09% at December 31, 1998. Deposit growth of $18.8 million, and a decrease in Federal funds sold of $5.1 million, has been used primarily to fund loan growth of $23.9 million.

         The Bank's investment portfolio, consisting of U.S. Agency securities and equity securities, amounted to $3.5 million at December 31, 1999. Unrealized losses on securities amounted to $9,000 at December 31, 1999. Management has not specifically identified any securities for sale in future periods which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

         The Bank has 72% of its loan portfolio collateralized by real estate located in the Bank's primary market area of Dawson County and surrounding counties. The Bank's real estate mortgage and construction portfolio consists of loans collateralized by one to four-family residential properties (30%), construction loans to build one to four-family residential properties (17%), and nonresidential properties consisting primarily of small business commercial properties (53%). The Bank generally requires that loans collateralized by real estate not exceed 80% of the collateral value.

         The Bank's remaining 28% of its loan portfolio consists of commercial, consumer, and other loans. The Bank requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

         The specific economic and credit risks associated with the Bank's loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in the Bank's market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in the Bank's market area are stable with no indications of a significant downturn in the general economy.

         The Bank attempts to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, the Bank establishes and periodically reviews its lending policies and procedures. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

Liquidity and Capital Resources
-------------------------------

         The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other needs of the Bank. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

         Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. The Bank attempts to price its deposits to meet its asset/liability objectives consistent with local market conditions.

         The liquidity and capital resources of the Bank are monitored on a periodic basis by State and Federal regulatory authorities. As determined under guidelines established by those regulatory authorities and internal policy, the Bank's liquidity was considered satisfactory.

         At December 31, 1999, the Bank had loan commitments outstanding of $13 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. If needed, the Bank has the ability, on a short-term basis, to borrow and purchase Federal funds from other financial institutions.

         At December 31, 1999, The Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. Stockholders' equity increased due to net income in 1999 of $297,000 and decreased due to the decrease in the fair value of securities available-for-sale in the amount of $9,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

         Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank without regulatory approval.

         The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Bank as of December 31, 1999 are as follows:

                                                   Actual
                                                   ------

                                                            Regulatory
                                            Bank           Requirements
                                            ----           ------------

     Leverage capital ratio                 17.94%             5.00%
     Risk-based capital ratios:
        Core capital                        21.76              6.00
        Total capital                       22.72             10.00

At December 31, 1999, the Bank had no material commitments for capital expenditures.

         These ratios will decline as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

         Management believes that its liquidity and capital resources are adequate and will meet its foreseeable short and long-term needs. Management anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and liabilities.

         Except for expected continued growth common to a de novo bank, management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

Effects of Inflation
--------------------

         The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. The Bank, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Bank's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

RESULTS OF OPERATIONS FOR THE PERIODS ENDED DECEMBER 31, 1999 AND 1998

         Following is a summary of the Bank's operations for the periods indicated.

                                           Periods Ended December 31,
                                             1999                1998
                                              (Dollars in Thousands)

Interest income                         $   3,426             $   961

Interest expense                            1,330                 323

Net interest income                         2,096                 638

Provision for loan losses                     245                 152

Other income                                  335                 130

Other expenses                              1,889               1,359

Pretax income (loss)                          297                (743)

Income taxes                                    -                   -

Net income (loss)                             297                (743)

The Bank commenced its operations on May 15, 1998. Prior to the commencement, the Bank's organizing partnership was engaged in activities involving the formation of the Bank, selling its common stock, and obtaining necessary approvals. The Partnership incurred operating losses totaling $374,000 during this period. The Bank reimbursed the costs upon commencement of operations. The Bank incurred total organizational and stock issue costs of $76,000, of which $58,000 was expensed and $18,000 was recorded as a reduction in capital surplus.

Net Interest Income
-------------------

         The Bank's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of the Bank, the Bank's ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

         The net yield on average interest-earning assets was 5.43% in 1999 as compared to 4.97% in 1998. Average loans increased by $26 million which accounted for the majority of a $27.8 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $26.8 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 8.87% in 1999 from 7.71% in 1998. The rate paid on average interest-bearing liabilities was 4.08% in 1999 and 5.13% in 1998.

Provision for Loan Losses
-------------------------
         The provision for loan losses was $245,000 in 1999 as compared to $152,000 in 1998. The amounts provided were due primarily to the growth of the portfolio. Based upon management's evaluation of the loan portfolio, management believes the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 1999 and 1998, the Bank has no nonperforming loans or assets. The allowance for loan losses as a percentage of total loans at December 31, 1999 and 1998 was 1.00% and .97%, respectively.

Other Income
------------

         Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $335,000 in 1999 as compared to $130,000 in 1998. The increase is due to the Bank being open for an entire year versus only eight months in 1998.

Non-interest Expense
--------------------

         Other operating expense for 1999 consists of salaries and employee benefits ($946,000), equipment and occupancy expenses ($227,000), and other operating expenses ($716,000). The increases over 1998 ($501,000 for salaries and employee benefits, $73,000 for equipment and occupancy, and $330,000 for other operating expenses) are due primarily to The Bank being open for an entire year versus only eight months in 1998 and the growth of the Bank.

Income Tax
----------

         The Bank had no income tax expense due to accumulated losses of $446,000 through December 31, 1999.

Asset/Liability Management
--------------------------

         It is the Bank's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

         The Bank's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

         A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Bank also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

         Changes in interest rates also affect the Bank's liquidity position. The Bank currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Bank's liquidity position.

         At December 31, 1999, the Bank's cumulative one year interest rate-sensitivity gap ratio was 97%. The Bank's targeted ratio is 80% to 120% in this time horizon. This indicates that the Bank's interest-bearing liabilities will reprice during this period at a rate faster than the Bank's interest-earning assets.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         The following table sets forth the distribution of the repricing of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1999, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.


                                             After      After
                                             Three       One
                                             Months    Year but
                                  Within      but       Within      After
                                  Three      Within      Five       Five
                                  Months    One Year     Years      Years      Total
                                          (Dollars in Thousands)
Interest-earning assets:
     Federal funds sold .....   $  2,420   $   --      $   --     $   --     $  2,420
     Securities .............        596      1,006       1,890       --        3,492
     Loans ..................     22,072      2,521      12,662      2,387     39,642
                                --------   --------    --------   --------   --------

                                  25,088      3,527      14,552      2,387     45,554
                                --------   --------    --------   --------   --------

Interest-bearing liabilities:
     Interest-bearing demand
          deposits                18,341       --          --         --       18,341
     Savings                         501       --          --         --          501
     Certificates of deposit       2,771      7,778       7,321          2     17,872
                                --------   --------    --------   --------   --------

                                  21,613      7,778       7,321          2     36,714
                                --------   --------    --------   --------   --------

Interest rate sensitivity
     gap                        $  3,475   $ (4,251)   $  7,231   $  2,385   $  8,840
                                ========   ========    ========   ========   ========
Cumulative interest rate
     sensitivity gap            $  3,475   $   (776)   $  6,455   $  8,840
                                ========   ========    ========   ========
Interest rate sensitivity
     gap ratio                      1.16        .45         1.99  1,193.50
                                ========   ========   ========    ========
Cumulative interest rate
     sensitivity gap ratio          1.16        .97        1.18       1.24
                                ========   ========    ========   ========

Year 2000 Disclosures
---------------------

         The Year 2000 issue was the result of problems with computer systems that could not properly recognize the date change from 1999 to 2000. Like most financial institutions, the Bank relies heavily on computer systems in the daily conduct of its business. Failure to take adequate measures to prepare for Year 2000 problems could have resulted in material adverse consequences for the Bank. As a result of the Bank's efforts in taking cautionary measures, the Bank had no interruption of service. All computer systems were fully operational following the century date change. The Bank continues to monitor its systems to insure that problems with the century date change are identified and promptly corrected. The costs incurred by the Bank to address Year 2000 issues were approximately $12,000.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

         The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders' equity of the Bank, the interest rates experienced by the Bank; the investment portfolio of the Bank; the loan portfolio of the Bank, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and reserves for loan losses of the Bank; types of deposits of the Bank and the return on equity and assets for the Bank.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY:
INTEREST RATES AND INTEREST DIFFERENTIALS

Average Balances
----------------

          The condensed average balance sheet for the period indicated is presented below. (1)

                                                             From May 15, 1998,
                                                            Date of Commencement
                                           Year Ended          of Operations,
                                        December 31, 1999   to December 31, 1998
                                                 (Dollars in Thousands)
                    ASSETS

Cash and due from banks                     $  1,383              $    672
Taxable securities                             4,728                   997
Securities valuation account                      (6)                   --
Federal funds sold                             3,138                 5,005
Loans (2)                                     30,764                 4,795
Reserve for loan losses                         (294)                  (41)
Other assets                                   3,282                 1,426
                                            --------              --------
                                            $ 42,995              $ 12,854
                                            ========              ========
Total interest-earning assets               $ 38,630              $ 10,797
                                            ========              ========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
     Noninterest-bearing demand             $  1,422              $  1,265
     Interest-bearing demand                  20,572                 3,421
     Savings                                     420                    41
     Time                                     11,473                 2,305
                                            --------              --------
              Total deposits                $ 33,887              $  7,032

     Other borrowings                             91                    --
     Other liabilities                           184                    92
                                            --------              --------
              Total liabilities               34,162                 7,124
                                            --------              --------
     Stockholders' equity                      8,833                 5,730
                                            --------              --------
                                            $ 42,995              $ 12,854
                                            ========              ========
     Total interest-bearing liabilities..   $ 32,556              $  5,767
                                            ========              ========

(1) For each category, average balances were determined using the daily average balances during the year for 1999 and for the period from May 15, 1998, date of commencement of operations, to December 31, 1998, for 1998.

(2) Nonaccrual loans included in average balances for 1999 were $53,000. There were no nonaccrual loans included in average balances for 1998.

Interest Income and Interest Expense
------------------------------------

         The following tables set forth the amount of the Bank's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. These rates do not include the time period prior to the commencement of its banking operations.


                                                           Periods Ended December 31,
                                                           1999                  1998
                                                                Average              Average
                                                   Interest      Rate     Interest    Rate
                                                              (Dollars in Thousands)

INTEREST INCOME:
     Interest and fees on loans (1)                 $3,014       9.80%    $  506      10.56%
     Interest on taxable securities                    248       5.25         51       5.11
     Interest on Federal funds sold                    164       5.23        275       5.50
     Interest earned during the period
        prior to commencement of
        banking operations                              --         --        129         --
                                                    ------                ------
     Total interest income                          $3,426       8.87        961       7.71
                                                    ------                ------

INTEREST EXPENSE:
     Interest on interest-bearing
       demand deposits                              $  671       3.26     $  159       4.66
     Interest on savings deposits                       13       2.97          2       3.42
     Interest on time deposits                         641       5.59        135       5.86
     Interest on other borrowings                        5       5.46         --         --
     Interest incurred during the period
        prior to commencement of
        banking operations                              --         --         27         --
                                                    ------                ------
     Total interest expense                          1,330       4.08        323       5.13
                                                    ------                ------

NET INTEREST INCOME                                 $2,096                $  638
                                                    ======                ======

  Net interest spread                                            4.78%                 2.58%
                                                                ======               =======
     Net yield on average interest-earning assets                5.43%                 4.97%
                                                                ======               =======

(1) Interest and fee on loans includes $281,000 and $62,000 of loan fee income for the periods ended December 31, 1999 and 1998, respectively. There was no interest income recognized on nonaccrual loans during 1999 or 1998.

Rate and Volume Analysis
------------------------

         The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                            Period Ended December 31,
                                                                   1999 vs. 1998
                                                                  Changes Due To:
                                                                        Increase

                                                    Rate     Volume    (Decrease)
                                                            Dollars in Thousands)
Increase (decrease) in:
     Income from interest-earning assets:

     Interest and fees on loans                   $   (38)   $ 2,546    $ 2,508
     Interest on taxable securities                     1        196        197
     Interest on Federal funds sold                   (13)       (98)      (111)
                                                  -------    -------    -------
              Total interest income                   (50)     2,644      2,594
                                                  -------    -------    -------

     Expense from interest-bearing liabilities:
     Interest on interest-bearing
              demand deposits                         (61)       573        512
     Interest on savings deposits                      (1)        12         11
     Interest on time deposits                         (7)       513        506
     Interest on other borrowings                      --          5          5
                                                  -------    -------    -------
              Total interest expense                  (69)     1,103      1,034
                                                  -------    -------    -------

              Net interest income                 $    19    $ 1,541    $ 1,560
                                                  =======    =======    =======

Interest income earned of $129,000 and interest expense incurred of $27,000 prior to the commencement of banking operations in 1998 have been excluded from the above table.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

INVESTMENT PORTFOLIO

Types of Investments
--------------------

         The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                       December 31,
                                               1999                    1998
                                                 (Dollars in Thousands)

     U.S. Government agencies              $  3,396                 $  4,978
     Equity securities                           96                       42
                                              -----                    -----
                                           $  3,492                 $  5,020
                                              =====                    =====

Maturities
----------

         The amounts of securities in each category as of December 31, 1999 are shown in the following table according to contractual maturity classifications
(1) one year or less, (2) after one year through five years, (3) after five years through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.

                                              After one year         After five years
                      One year or less       through five years      through ten year
                     Amount     Yield (1)    Amount     Yield (1)    Amount     Yield (1)

U.S. Government
 agencies           $ 1,507      5.00%      $ 1,889      5.40%       $  --       --
                      =====                   =====                   =====

                                              After ten years             Total
                                              Amount     Yield (1)   Amount    Yield (1)

U.S. Government agencies                    $    --        --       $ 3,396     5.22%
                                             =======                =======

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

LOAN PORTFOLIO

Types of Loans
--------------

         The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                              December 31,
                                                        1999              1998
                                                        (Dollars in Thousands)

     Commercial                                     $   5,104          $  2,535
     Real estate-construction                           4,900             1,255
     Real estate-mortgage                              23,713            10,398
     Consumer installment loans and other               5,925             1,509
                                                       ------            ------
                                                       39,642            15,697
     Less allowance for loan losses                      (397)             (152)
                                                       ------            ------
                   Net loans                        $  39,245          $ 15,545
                                                       ======            ======

Maturities and Sensitivities of Loans to Changes in Interest Rates
------------------------------------------------------------------

         Total loans as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                   (Dollars in Thousands)

     Commercial

          One year or less                               $  2,816
          After one year through five years                 1,823
          After five years                                    465
                                                           ------
                                                            5,104
                                                            -----

     Construction

          One year or less                                  4,344
          After one year through five years                   556
          After five years                                      -
                                                           ------
                                                            4,900

     Other

          One year or less                                 18,121
          After one year through five years                 9,927
          After five years                                  1,590
                                                           ------
                                                           29,638
                                                           ------
                                                         $ 39,642
                                                           ======

         The following table summarizes loans at December 31, 1999 with the due dates after one year which have predetermined and floating or adjustable interest rates.

                                                    (Dollars in Thousands)

          Predetermined interest rates                    $  5,448
          Floating or adjustable interest rates              8,913
                                                            ------
                                                          $ 14,361
                                                            ======

Risk Elements
-------------

         Information with respect to nonaccrual, past due, and restructured loans at December 31, 1999 and 1998 is as follows:

                                                              December 31,
                                                          1999            1998
                                                         (Dollars in Thousands)

     Nonaccrual loans                                     $ 0             $ 0
     Loans contractually past due ninety
          days or more as to interest or
          principal payments and still accruing             3               0
     Restructured loans                                     0               0
     Loans, now current about which there are
          serious doubts as to the ability of the
          borrower to comply with loan repayment terms      0               0
     Interest income that would have been recorded
          on nonaccrual and restructured loans under
          original terms                                    5               0
     Interest income that was recorded on
          nonaccrual and restructured loans                 0               0

It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

         Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

                                                      Periods Ended December 31,
                                                         1999            1998
                                                        (Dollars in Thousands)
         Average amount of loans outstanding          $ 30,764         $ 4,795
                                                        ======           =====

         Balance of allowance for loan losses
              at beginning of period                  $    152         $    --
                                                        ------           -----

         Loans charged off
              Commercial and financial                      --              --
              Real estate mortgage                          --              --
              Instalment                                    --              --
                                                        ------          ------
                                                            --              --
                                                        ------          ------

         Loans recovered
              Commercial and financial                      --              --
              Real estate mortgage                          --              --
              Instalment                                    --              --
                                                        ------          ------
                                                            --              --
                                                        ------          ------

         Net charge-offs                                    --              --
                                                        ------          ------

         Additions to allowance charged to operating
              expense during period                        245             152
                                                        ------          ------

         Balance of allowance for loan losses
              at end of period                        $    397         $   152
                                                        ======          ======

         Ratio of net loans charged off during the
         period to average loans outstanding                --%             --%
                                                        ======          ======

Allowance for Loan Losses
-------------------------

         The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.

         As of December 31, 1999 and 1998, management had made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:


                                         December 31, 1999              December 31, 1998
                                               Percent of loans in             Percent of loans in
                                                 each category                    each category
                                      Amount     to total loans        Amount    to total loans
                                                     (Dollars in Thousands)

Commercial                             $120          13%                $ 46          16%
Real estate - construction               40          12                   15           8
Real estate - mortgage                  197          60                   76          66
Consumer installment
     loans and other                     40          15                   15          10
                                       ----        ----                 ----        ----
                                       $397         100%                $152         100%
                                       ====        ====                 ====        ====

DEPOSITS

         Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for the period of banking operations is presented below.(1)

                                                  Periods Ended December 31,
                                             1999                             1998
                                      Amount      Percent             Amount      Percent
                                                     (Dollars in Thousands)

Noninterest-bearing demand deposits $ 1,422          --%             $ 1,265          --%
Interest-bearing demand deposits     20,572        3.26                3,421        4.66
Savings deposits                        420        2.97                   41        3.42
Time deposits                        11,473        5.59                2,305        5.86
                                     ------                            -----
                                    $33,887                          $ 7,032
                                     ======                            =====

(1) Average balances were determined using the daily average balances during the year for 1999 for the period from May 15, 1998, date of commencement of operations, to December 31, 1998 for 1998.


         The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1999 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                         (Dollars in Thousands)

     Three months or less                                     $  1,470
     Over three months through six months                        1,175
     Over six through twelve months                              2,328
     Over twelve months                                          2,631
                                                                 -----
              Total                                           $  7,604
                                                                 =====


RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

         The following rate of return information for the year indicated is presented below.

                                                Periods Ended December 31,
                                                  1999              1998

     Return on assets (1)                          .69%            (3.67)%
     Return on equity (2)                         3.37             (7.83)
     Dividend payout ratio (3)                       -                 -
     Equity to assets ratio (4)                  20.54             44.58

(1)       Net income (loss) divided by average total assets.
(2)       Net income (loss) divided by average equity.
(3)       Dividends declared per share of common stock  divided  by net los  per share.
(4)

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 7.  FINANCIAL STATEMENTS
-----------------------------

                            [BEGINNING ON NEXT PAGE]

                              CHESTATEE STATE BANK

                                FINANCIAL REPORT

                                DECEMBER 31, 1999

                              CHESTATEE STATE BANK

                                FINANCIAL REPORT

                                DECEMBER 31, 1999

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----

INDEPENDENT AUDITOR'S REPORT.................................................1

FINANCIAL STATEMENTS

     Balance sheets..........................................................2
     Statements of operations................................................3
     Statements of comprehensive income (loss)...............................4
     Statements of stockholders' equity......................................5
     Statements of cash flows................................................6
     Notes to financial statements........................................7-22

                          INDEPENDENT AUDITOR'S REPORT

--------------------------------------------------------------------------------

To the Board of Directors
Chestatee State Bank
Dawsonville, Georgia

                  We have audited the accompanying balance sheets of Chestatee State Bank as of December 31, 1999 and 1998, and the related statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from May 15, 1998, date of inception, to December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chestatee State Bank as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from May 15, 1998, date of inception, to December 31, 1998, in conformity with generally accepted accounting principles.


                                                      /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
January 12, 2000

                              CHESTATEE STATE BANK

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

------------------------------------------------------------------------------------------------
                                                                     1999               1998
                                                             ----------------     --------------
                   Assets

Cash and due from banks                                      $      2,264,288     $      903,205
Federal fund sold and securities purchased
   under agreements to resell                                       2,420,000          7,510,000
Securities available-for-sale                                         586,381             42,500
Securities held-to-maturity, fair value of $2,866,480
   and $4,978,145, respectively                                     2,905,919          4,977,792

Loans                                                              39,642,439         15,696,878
Less allowance for loan losses                                        397,262            151,820
                                                             -----------------    ---------------
          Loans, net                                               39,245,177         15,545,058

Premises and equipment                                              2,969,556          2,770,192
Other assets                                                          639,587            211,903
                                                             -----------------    ---------------

          Total assets                                       $     51,030,908     $   31,960,650
                                                             =================    ===============

                   Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing demand                               $      5,102,347     $    3,118,729
    Interest-bearing demand                                        18,340,836         12,149,357
    Savings                                                           500,639            195,702
    Time, $100,000 and over                                         7,604,393          2,982,765
    Other time                                                     10,267,764          4,607,895
                                                             -----------------    ---------------
          Total deposits                                           41,815,979         23,054,448
Other liabilities                                                     187,837            167,308
                                                             -----------------    ---------------
          Total liabilities                                        42,003,816         23,221,756
                                                             -----------------    ---------------

Commitments and contingent liabilities

Stockholders' equity
    Common stock; par value $5; 2,000,000 shares
        authorized; 950,000  issued and outstanding                 4,750,000          4,750,000
    Capital surplus                                                 4,732,364          4,732,364
    Accumulated deficit                                              -446,053           -743,470
    Accumulated other comprehensive loss                               -9,219                  0
                                                             -----------------    ---------------
          Total stockholders' equity                                9,027,092          8,738,894
                                                             -----------------    ---------------

          Total liabilities and stockholders' equity         $     51,030,908     $   31,960,650
                                                             =================    ===============

See Notes to Financial Statements.

                              CHESTATEE STATE BANK

                            STATEMENTS OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM
              MAY 15, 1998, DATE OF INCEPTION, TO DECEMBER 31, 1998

-----------------------------------------------------------------------------------------------------
                                                                        1999                 1998
                                                                 ---------------     ----------------
Interest income
    Loans                                                        $    3,013,558      $       506,151
    Taxable securities                                                  248,082               50,915
    Federal funds sold and securities purchased
         under agreements to resell                                     163,962              403,936
                                                                 ---------------     ----------------
          Total interest income                                       3,425,602              961,002
                                                                 ---------------     ----------------

Interest expense
    Deposits                                                          1,324,791              295,854
    Other borrowings                                                      4,942               27,386
                                                                 ---------------     ----------------
          Total interest expense                                      1,329,733              323,240
                                                                 ---------------     ----------------

          Net interest income                                         2,095,869              637,762
Provision for loan losses                                               245,442              151,820
                                                                 ---------------     ----------------
          Net interest income after provision for loan losses         1,850,427              485,942
                                                                 ---------------     ----------------

Other income
    Service charges on deposit accounts                                 181,453               36,381
    Gain on sale of loans                                                     0               75,654
    Other operating income                                              154,277               17,771
                                                                 ---------------     ----------------
          Total other income                                            335,730              129,806
                                                                 ---------------     ----------------

Other expense
    Salaries and employee benefits                                      945,671              444,928
    Equipment and occupancy expense                                     226,674              153,910
    Preopening expenses                                                       0              374,443
    Other operating expenses                                            716,395              385,937
                                                                 ---------------     ----------------
          Total other expense                                         1,888,740            1,359,218
                                                                 ---------------     ----------------

          Income (loss) before income taxes                             297,417             -743,470

Income tax expense                                                            0                    0
                                                                 ---------------     ----------------

          Net income (loss)                                      $      297,417      $      -743,470
                                                                 ===============     ================

Earnings (losses) per common share                               $         0.31      $         -0.78
                                                                 ===============     ================


See Notes to Financial Statements.

                              CHESTATEE STATE BANK

                    STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                  YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM
              MAY 15, 1998, DATE OF INCEPTION, TO DECEMBER 31, 1998

------------------------------------------------------------------------------------------
                                                                   1999            1998
                                                              -----------     ------------
Net income (loss)                                             $  297,417      $  -743,470

Other comprehensive loss:

        Unrealized holding losses on securities
            available-for-sale arising during period              -9,219                0
                                                              -----------     ------------

Comprehensive income (loss)                                   $  288,198      $  -743,470
                                                              ===========     ============


See Notes to Financial Statements.

                              CHESTATEE STATE BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM
              MAY 15, 1998, DATE OF INCEPTION, TO DECEMBER 31, 1998

--------------------------------------------------------------------------------------------------------------------
                                                                                          Accumulated
                                       Common Stock                                          Other         Total
                             ------------------------------   Capital      Accumulated   Comprehensive  Stockholders'
                               Shares       Par Value         Surplus        Deficit         Loss          Equity
                             ----------   -------------    ------------    -----------    ----------   -------------

Balance,  May 15, 1998                0   $           0    $          0    $         0    $        0   $           0
    (date of inception)
    Issuance of common stock    950,000       4,750,000       4,732,364              0             0       9,482,364
    Net loss                          0               0               0       -743,470             0        -743,470
                             -----------  --------------   -------------   ------------   -----------  --------------
Balance, December 31, 1998      950,000       4,750,000       4,732,364       -743,470             0       8,738,894
    Net income                        0               0               0        297,417             0         297,417
    Other comprehensive loss          0               0               0              0        -9,219          -9,219
                             -----------  --------------   -------------   ------------   -----------  --------------
Balance, December 31, 1999      950,000   $   4,750,000    $  4,732,364    $  -446,053    $   -9,219   $   9,027,092
                             ===========  ==============   =============   ============   ===========  ==============


See Notes to Financial Statements.

                              CHESTATEE STATE BANK

                            STATEMENTS OF CASH FLOWS
                  YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM
              MAY 15, 1998, DATE OF INCEPTION, TO DECEMBER 31, 1998

---------------------------------------------------------------------------------------------------------------
                                                                                 1999                1998
                                                                         -----------------    -----------------
OPERATING ACTIVITIES
    Net income (loss)                                                    $        297,417     $        -743,470
    Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
        Depreciation                                                              108,047                77,246
        Deferred taxes                                                             -7,240                     0
        Provision for loan losses                                                 245,442               151,820
        Gain on sale of loans                                                           0               -75,654
        Increase in interest receivable                                          -141,908              -140,737
        Increase in interest payable                                               65,567                24,973
        Other operating activities                                               -118,610               -23,706
                                                                         -----------------    ------------------

          Net cash provided by (used in) operating activities                     448,715              -729,528
                                                                         -----------------    ------------------

INVESTING ACTIVITIES
    Purchase of securities available-for-sale                                  -1,304,613               -42,500
    Proceeds from maturities of securities available-for-sale                     751,513                     0
    Purchase of securities held-to-maturity                                      -898,750            -4,977,792
    Proceeds from maturities of securities held-to-maturity                     2,970,623                     0
    Net (increase) decrease Federal funds sold and securities
         purchased under agreements to resell                                   5,090,000            -7,510,000
    Net increase in loans                                                     -24,150,525           -18,779,474
    Proceeds from sale of loans                                                         0             3,253,125
    Purchase of premises and equipment                                           -307,411            -2,847,438
                                                                         -----------------    ------------------

              Net cash used in investing activities                           -17,849,163           -30,904,079
                                                                         -----------------    ------------------

FINANCING ACTIVITIES
    Net increase in deposits                                                   18,761,531            23,054,448
    Net proceeds from sale of stock                                                     0             9,482,364
                                                                         -----------------    ------------------

              Net cash provided by financing activities                        18,761,531            32,536,812
                                                                         -----------------    ------------------

Net increase in cash and due from banks                                         1,361,083               903,205

Cash and due from banks at beginning of period                                    903,205                     0
                                                                         -----------------    ------------------

Cash and due from banks at end of year                                   $      2,264,288     $         903,205
                                                                         =================    ==================

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                                         $      1,264,166     $         298,267
        Income taxes                                                     $          6,000     $               0

NONCASH TRANSACTIONS
     Unrealized losses on securities available-for-sale                  $          9,219     $               0
     Loans transferred to other real estate                              $        204,964     $               0

See Notes to Financial Statements.

                              CHESTATEE STATE BANK

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business

          Chestatee State Bank (the "Bank") is a commercial bank located in Dawsonville, Dawson County, Georgia. The Bank provides a full range of banking services in its primary market area of Dawson County and surrounding counties. The Bank commenced operations on May 15, 1998.

         Organizing Partnership

          CSB Partners, LLP, (the "Partnership"), was formed for the purpose of raising capital for the Bank, obtaining properties for Bank facilities, and obtaining necessary regulatory approvals to commence banking operations. The Partnership incurred preopening expenses of $374,443 for which it was reimbursed by the Bank upon commencement of operations.

         Basis of Presentation

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred tax assets.

         Cash and Due From Banks

          Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

          The Bank maintains amounts due from banks which, at times, may  exceed
          Federally  insured  limits.   The  Bank has not experienced any losses
          in such accounts.

         Securities Purchased Under Resell Agreements

          Securities purchased under resell agreements are recorded at the amounts at which the securities are acquired plus accrued interest. The Bank enters into purchases of U.S. Government and agency securities under resell agreements to resell substantially identical securities.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Securities Purchased Under Resell Agreements (Continued)

          The amounts advanced under resell agreements represent short-term loans and are combined with Federal funds sold in the balance sheet. The securities underlying the resell agreements are delivered by appropriate entry into a third party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities.

         Securities

          Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. All other debt securities are classified as available-for-sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income (loss). Equity securities without a readily determinable fair value are classified as available-for-sale and recorded at cost.

          Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

         Loans

          Loans are reported at their outstanding principal balances less unearned income and the allowance for loan losses. Interest income is accrued based on the principal balance outstanding.

          Fees on loans and costs incurred in origination of consumer and instalment loans are recognized at the time the loan is placed on the books. Because these loan fees are not significant and the majority of loans have maturities of one year or less, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles. Nonrefundable loan fees and certain direct loan origination costs for all other loans are deferred and recognized in income over the life of the loans.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loans (Continued)

          The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

          The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

          A loan is impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

         Premises and Equipment

          Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by straight-line methods over the estimated useful lives of the assets.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Other Real Estate Owned

          Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses. The carrying amount of other real estate owned at December 31, 1999 and 1998 was $204,964 and $--, respectively.

         Income Taxes

          Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

          Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Comprehensive Income

          Statement of Financial Accounting Standards ("SFAS") No. 130, ("Reporting Comprehensive Income"), describes comprehensive income as the total of all components of comprehensive income, including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Bank's other comprehensive income consists of unrealized gains and losses on available-for-sale securities.

         Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Bank to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Bank's earnings or financial position.

          There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Bank's financial statements.

         Earnings (Losses) Per Common Share

          Earnings (losses) per common share are computed by dividing net income
          (loss) by the weighted average number of shares of common stock.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                     Gross            Gross
                                                 Amortized        Unrealized       Unrealized         Fair
                                                   Cost             Gains            Losses           Value
                                               --------------    -------------    -------------   ---------------
         Securities Available-for-Sale
            December 31, 1999:
            U.S. Government and
              agency securities                $     500,000     $          -     $    (9,219)    $      490,781
            Equity securities                         95,600                -                -            95,600
                                               --------------    -------------    -------------   ---------------
                                               $     595,600     $          -     $    (9,219)    $      586,381
                                               ==============    =============    =============   ===============

         Securities Held-to-Maturity
            December 31, 1999:
            U. S. Government and agency
               securities                      $   2,905,919     $          -     $   (39,439)    $    2,866,480
                                               ==============    =============    =============   ===============

                                                                    Gross            Gross
                                                 Amortized        Unrealized       Unrealized          Fair
                                                   Cost             Gains            Losses            Value
                                               --------------    -------------    -------------    --------------
         Securities Available-for-Sale
            December 31, 1998:
            Equity securities                  $      42,500     $          -     $          -     $       42,500
                                               ==============    =============    =============    ==============

         Securities Held-to-Maturity
            December 31, 1998:
            U. S. Government and agency
               securities                      $   4,977,792     $      3,013     $    (2,660)     $   4,978,145
                                               ==============    =============    =============    ==============


     The amortized cost and fair value of securities as of December 31, 1999 by contractual maturity are shown below.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2.  SECURITIES (Continued)

                                              Securities Available-for-Sale         Securities Held-to-Maturity
                                             ---------------------------------   ----------------------------------
                                                Amortized           Fair            Amortized            Fair
                                                  Cost              Value             Cost               Value
                                             ---------------   ---------------   ---------------    ---------------

         Due in one year or less             $            -    $            -    $    1,506,917     $    1,497,656
         Due from one year to five years            500,000           490,781         1,399,002          1,368,824
         Equity securities                           95,600            95,600                 -                  -
                                             ---------------   ---------------   ---------------    ---------------
                                             $      595,600    $      586,381    $    2,905,919     $    2,866,480
                                             ===============   ===============   ===============    ===============

        There were no sales of securities in 1999 or 1998.

        Securities with a carrying value of $399,000 at December 31, 1999 were pledged to secure public deposits and for other purposes. There were no securities pledged at December 31, 1998.

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                            1999                1998
                                                    -------------------   -----------------

              Commercial and industrial             $        5,104,000    $      2,535,000
              Real estate - construction                     4,902,000           1,255,000
              Real estate - mortgage                        23,802,000          10,490,000
              Consumer  and other                            5,930,007           1,508,523
                                                    -------------------   -----------------
                                                            39,738,007          15,788,523
              Unearned income                                 (95,568)            (91,645)
              Allowance for loan losses                      (397,262)           (151,820)
                                                    -------------------   -----------------
              Loans, net                            $       39,245,177    $     15,545,058
                                                    ===================   =================

         Changes  in  the   allowance  for loan  losses  for   the   year  ended
         December 31, 1999  and  for  the  period from  May 15,  1998,   date of
         inception, to December 31, 1998 are as follows:

                                                               1999               1998
                                                        ----------------   ----------------

             Balance, beginning of period               $       151,820    $             -
                Provision for loan losses                       245,442            151,820
                Loans charged off                                     -                  -
                Recoveries of loans
                  previously charged off                              -                  -
                                                        ----------------   ----------------
             Balance, end of year                       $       397,262    $       151,820
                                                        ================   ================

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

         Management has identified no material amounts of impaired loans as of December 31, 1999 or 1998 as defined by SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan"). The average recorded investment in impaired loans for 1999 and 1998 was $52,913 and $- -, respectively. Interest income recognized for cash payments received on impaired loans was not material for the year ended December 31, 1999 and for the period from May 15, 1998, date of inception, to December 31, 1998.

         The Bank has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1999 are as follows:

             Balance, beginning                                $      2,515,327
                Advances                                              3,718,410
                Repayments                                           (2,340,644)
                                                               -----------------
             Balance, ending                                   $      3,893,093
                                                               =================


NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                       December 31,
                                              ----------------------------------
                                                   1999               1998
                                              ---------------    ---------------

             Land                             $      416,725     $      416,725
             Buildings                             2,090,616          2,019,545
             Equipment                               647,507            411,168
                                              ---------------    ---------------
                                                   3,154,848          2,847,438
             Accumulated depreciation              (185,292)           (77,246)
                                              ---------------    ---------------
                                              $    2,969,556     $    2,770,192
                                              ===============    ===============

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 5.  DEPOSITS

         At December 31, 1999, the scheduled maturities of time deposits are as follows:

             2000                                               $    10,548,549
             2001                                                     5,494,285
             2002                                                       118,481
             2003                                                       768,828
             2004                                                       939,304
             Thereafter                                                   2,710
                                                                ----------------
                                                                $    17,872,157
                                                                ================

          At December 31, 1999 and 1998, the Bank had related party deposits of $3,551,085 and $2,735,749, respectively.

NOTE 6.  LEASE

          The Bank leases its branch facilities under a noncancelable operating lease agreement. The initial term of the lease is for five years with two five-year renewal options. The lease requires monthly payments of $2,500 ($30,000 annually) during the first five years of the lease through April 2003, $3,000 ($36,000 annually) during the second five years of the lease through April 2008, and $3,500 ($42,000 annually) during the third five years of the lease through April 2013. The lease requires the Bank to pay normal maintenance costs.

          Rental expense under all operating leases amounted to $31,756 for the year ended December 31, 1999 and $51,141 for the period from May 15, 1998 , date of inception, to December 31, 1998.

NOTE 7.  401(K) PLAN

          The Bank has a 401(K) plan available to all eligible employees subject to certain minimum age and service requirements. The contributions were $19,748 for the year ended December 31, 1999 and $12,418 for the period from May 15, 1998, date of inception, to December 31, 1998.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8.  INCOME TAXES

         Income tax expense for the year ended December 31, 1999 and for the period from May 15, 1998, date of inception, to December 31, 1998, consists of the following:

                                                             1999               1998
                                                       ---------------    ---------------

           Current                                     $      100,326     $     (93,086)
           Deferred                                          (17,781)          (157,915)
           Change in valuation allowance                     (82,545)            251,001
                                                       ---------------    ---------------
                Income tax expense                     $            -     $            -
                                                       ===============    ===============

         The Bank's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences for the year ended December 31, 1999 and for the period from May 15, 1998, date of inception, to December 31, 1998, is as follows:

                                                            1999                               1998
                                                  ------------------------------    ------------------------------
                                                      Amount          Percent           Amount          Percent
                                                  ----------------  ------------    ---------------   ------------

           Income taxes at statutory rate         $      101,122         34 %      $    (252,780)         (34) %
           Change in valuation allowance                 (82,545)       (28)             251,001           34
           Tax-free interest on loans                    (10,190)        (3)                   -            -
           Surtax exemption                               (9,170)        (3)                   -            -
           Other items                                       783          -                1,779            -
                                                  ----------------  ------------    ---------------   ------------
                Income tax expense                $             -          - %      $            -          - %
                                                  ================  ============    ===============   ============

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8.  INCOME TAXES (Continued)

         The components of deferred income taxes are as follows:

                                                                       December 31,
                                                             ----------------------------------
                                                                  1999               1998
                                                             ----------------   ---------------
            Deferred tax assets:
               Loan loss reserves                            $        67,804    $        9,192
               Deferred loan fees                                     30,970            29,797
               Preopening and organization costs                      88,997           115,695
               Net operating loss carryforward                             -            93,086
               Other                                                  23,364             3,231
               Securities available-for-sale                           3,134                 -
               Valuation allowance                                  (171,590)         (251,001)
                                                             ----------------   ---------------

               Deferred tax liabilities, depreciation                 35,439                 -
                                                             ----------------   ---------------

                      Net deferred tax assets                $         7,240    $            -
                                                             ================   ===============


NOTE 9.  COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the
         financial  statements.    These  financial   instruments  may  include
         commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

         The Bank's exposure to credit   loss  in  the  event  of nonperformance

         by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Bank's commitments is as follows:

                                                          December 31,
                                                -------------------------------
                                                     1999             1998
                                                --------------   --------------
           Commitments to extend credit         $  12,984,000    $   2,908,000
                                                ==============   ==============

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 9.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         Commitments to extend credit  generally have fixed  expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

         In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management of the Bank, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.

NOTE 10. CONCENTRATIONS OF CREDIT

         The Bank originates primarily commercial, residential, and consumer loans to customers in Dawson County and surrounding counties. The ability of the majority of the Bank's customers to honor their contractual loan obligations is dependent on the economy in the Dawson County area.

         Seventy-two percent of the Bank's loan portfolio is concentrated in real estate loans, of which a substantial portion is secured by real estate in the Bank's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Bank's primary market area. The other significant concentrations of credit by type of loan are set forth in
         Note 3.

         The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $2,259,000.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 11. Regulatory Matters

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, no dividends could be paid without regulatory approval.

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Bank met all capital adequacy requirements to which it is subject.

         As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 11. REGULATORY MATTERS (Continued)

         The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                             To Be Well
                                                                                 For Capital             Capitalized Under
                                                                                  Adequacy               Prompt Corrective
                                                         Actual                   Purposes               Action Provisions
                                                -------------------------  ------------------------  --------------------------
                                                   Amount        Ratio        Amount       Ratio         Amount       Ratio
                                                -----------    ---------  -------------  ----------  ------------- ----------
                                                                            (Dollars in Thousands)
                                                -------------------------------------------------------------------------------
     As of December 31, 1999:
     Total Capital to Risk Weighted Assets      $    9,433      22.72%    $    3,322      8.00%     $     4,152     10.00%
     Tier I Capital to Risk Weighted Assets     $    9,036      21.76%    $    1,661      4.00%     $     2,492      6.00%
     Tier I Capital to Average Assets           $    9,036      17.94%    $    2,015      4.00%     $     2,519      5.00%

     As of December 31, 1998:
     Total Capital to Risk Weighted Assets      $    8,891      41.83%    $    1,701      8.00%     $     2,126     10.00%
     Tier I Capital to Risk Weighted Assets     $    8,739      41.11%    $      851      4.00%     $     1,276      6.00%
     Tier I Capital to Average Assets           $    8,739      27.21%    $    1,285      4.00%     $     1,606      5.00%


NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         Cash, Due From Banks,  Federal  Funds  Sold, and  Securities  Purchased
          Under Agreements to Resell:

          The carrying amounts of cash, due from banks, Federal funds sold, and securities purchased under agreements to resell approximate their fair value.

         Securities:

          Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         Loans:

          For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

         Deposits:

          The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates currently offered on certificates with similar remaining maturities.

         Accrued Interest:

          The carrying amounts of accrued interest approximate their fair values.

         Off-Balance Sheet Instruments:

          The fair values of the Bank's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                              CHESTATEE STATE BANK
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          The  carrying   amounts  and  estimated  fair  values  of  the  Bank's
          financial instruments are as follows:

                                                                            December 31,
                                                ---------------------------------------------------------------------
                                                              1999                                1998
                                                ---------------------------------   ---------------------------------
                                                     Carrying           Fair            Carrying           Fair
                                                      Amount            Value            Amount            Value
                                                ----------------  ---------------   ---------------   ---------------
        Financial assets:
           Cash, due from banks, Federal funds
              sold, and securities purchased
              under agreements to resell        $   4,684,288     $   4,684,288     $  8,413,205     $  8,413,205
           Securities available-for-sale              586,381           586,381           42,500           42,500
           Securities held-to-maturity              2,905,919         2,866,480        4,977,792        4,978,145
           Loans                                   39,245,177        39,660,330       15,545,058       15,546,533
           Accrued interest receivable                282,645           282,645          140,737          140,737

        Financial liabilities:
           Deposits                                41,815,979        41,971,850       23,054,448       23,149,800
           Accrued interest payable                    90,540            90,540           24,973           24,973

NOTE 13. SUPPLEMENTARY FINANCIAL DATA

          Components of other operating income and expenses in excess of 1% of total revenue for the year ended December 31, 1999 and for the period from May 15, 1998, date of inception, to December 31, 1998, are as follows:

                                                            1999              1998
                                                  --------------   --------------
         Other income:
            Mortgage loan origination fees         $  125,364      $    13,120
         Other expenses:
            Advertising                                43,922           83,527
            Stationery and supplies                    68,874           70,273
            Data processing                            61,515           26,757
            Legal and professional                     72,291           35,822
            Mortgage loan commissions                  69,701              -

ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE
-----------------------------------

         The Bank had no changes in or disagreements with its independent auditors. Mauldin & Jenkins, LLC, since its inception on December 31, 1997, through December 31, 1999.

                                    PART III
                                    --------

ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
----------------------------------------------------------

         The following paragraphs set forth for each director, principal officer and significant employee: the name of each director of the Bank; the year he was first elected a director; a description of his position and offices with the Bank (other than as a director), if any; a brief description of his principal occupation and business experience during at least the last five years; and certain other information. Except as otherwise disclosed, there are no family relationships between any directors or executive officers of the Bank, and no director is a member of the board of directors of a publicly held company which is required to file reports with the Commission. A director of the Bank is elected by a majority of votes cast at an annual meeting of the shareholders, and serve until the next annual meeting of shareholders and until a successor is duly elected and qualified.

Directors
---------

         Ralph Millard Bowen, born April 6, 1942, is the owner of Bowen & Bowen Construction. He is a member of the Board of Directors of the Georgia Housing Financial Authority and the Georgia Department of Community Affairs. He is a principal of several real estate related business entities. He attended the University of Georgia and Rheinhardt College. Mr. Bowen has served as a director of the Bank since its inception.

         Marcus Calvin Byrd, Jr., born June 1, 1953, is owner of Byrd's Mini-Storage and Byrd's U-Haul. His is a member of the Executive Board of the Boy Scouts of America. Mr. Byrd has served as a director of the Bank since its inception.

         Glennon C. Grogan, born July 20, 1939, is President of Grogan & Co., Inc. (25% owner) engaged in commercial sanitation services and sawdust sales. He is the Secretary/Treasurer of Etowah Environment Group, Inc. (50% owner) involved in waste management . He is a principal of several real estate ventures. Mr. Grogan has served as a director of the Bank since its inception. Mr. Grogan's brother, James H. Grogan, also serves as a director of the Bank.

         James H. Grogan, born July 14, 1943, is Corporate Secretary/Treasurer of Grogan & Co., Inc. (50% owner) engaged in commercial sanitation services and sawdust sales. He is the President of Etowah Environmental Group, Inc. (50% owner) engaged in waste management.

He is a principal of several real estate ventures. Mr. Grogan has served as a director of the Bank since its inception. Mr. Grogan's brother, Glennon C. Grogan, is also a director of the Bank.

         Andrew M. Head, born May 22, 1953, is President and majority owner of Head Distributing Company (wholesale groceries) and is involved as an owner or director or both in the wholesale lumber and restaurant franchise businesses. He is a graduate of the University of Georgia. Mr. Head has served as a director of the Bank since its inception.

         John Philip Hester, Sr., born January 23, 1953, is the President and Chief Executive Officer of the Bank in addition to serving as a member of the Board of Directors. He served as President, Chief Executive Officer, and Director of the Waycross Bank & Trust from 1987 to 1990 and has been engaged in the Banking business in various capacities since 1975. He was President, Chief Executive Officer, and Director of the First Community Bank of Dawsonville until his resignation to participate in organization of the Bank. He is a graduate of the University of Georgia and ahs completed courses at the School of Banking of the South (Louisiana State University) and the University of Oklahoma Commercial Lending Scholl. Mr. Hester has served as a director of the Bank since its inception.

         Bruce Todd Howard, born March 17, 1967, is President and co-owner of H&H Custom Homes and his is the Operations Manager for Coal Mountain Builders Supply. He is a member of the Forsyth Homebuilders Association. Mr. Howard has served as a director of the Bank since its inception.

         David E. Johnson, born May 9, 1942, is President and owner of Sleeveco, Inc. (manufacturer of plastic packaging materials). Mr. Johnson has served as a director of the Bank since its inception.

         William Alan McRae, born July 22, 1952, is an owner of McRae & Stolz, Inc., a real estate development firm. He received his undergraduate degree from the University of Georgia and a masters degree from the University of Tennessee. Mr. McRae has served as a director of the Bank since its inception.

         Kim M. Mills, born February 11, 1962, is the principal of Mills Fuel Service, Inc. He is a member of the Dawson County Rotary Club. Mr. Mills has served as a director since December 1998.

         James Wyman Walden, born January 6, 1948, is co-owner of C&W Ace Hardware, Inc. He is a member of the Board of Directors of the Dahlonega Rotary Club and he was the 1996 Chairman of the Dahlonega Lumpkin County Chamber of Commerce. Mr. Walden has served as a director of the Bank since its inception.

         Russell M. Wallace, born June 3, 1954, is President and co-owner of Country Cupboard Food Stores, Inc. He is a past Chairman of the Georgia Association of Convenience Stores and he is a member of the Board of Directors of the National Association of Convenience Stores. He is past Chairman of the Dawson County Heart Fund Association and the Dawson County Chamber of Commerce, and he is a member of the Dawson County Chamber of Commerce

Board of Directors. He attended the University of Georgia. Mr. Wallace has served as a director of the Bank since its inception.

         During the previous five years, no Director of the Bank was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of the Director. "Legal proceeding" Includes: (a) any bankruptcy petition filed by or against any busienss of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time; (b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment or decree of any court of competent jurisdiction, permanently or temporarily enjoing, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, such judgment having not been reversed, suspended or vacated.

Executive Officers
------------------

         John Philip Hester, Sr., (see paragraph in preceding section regarding directors). Mr. Hester has served as the President and Chief Executive Officer of the Bank since its inception.

         Robert W. Coile, born April 24, 1966, resides at 4545 Shannon Court, Suwanee, Georgia 30024. Mr. Coile previously was employed by Century South Bank since 1995 until joining the Bank. He attended the University of Georgia. Mr. Coile has served as the Chief Financial Officer, its principal accounting officer, of the Bank since its inception.

         During the previous five years, no Executive Officer of the Bank was the subject of a legal proceeding (as defined above) that is material to an evaluation of the ability or integrity of the Executive Officer.

Compliance with Section 16(a) of the Exchange Act
-------------------------------------------------

         Based solely upon a review of Forms F-7, F-8 and F-8A, and amendments thereto, furnished to the Bank pursuant to Rule 16a-3(d) during the year ended December 31, 1999, no person, who at any time during the year was a director, executive officer or beneficial owner of more than 10% of any class of equity securities of the Bank, failed to file on a timely basis reports required by
Section 16(a) of the Exchange Act.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 10.  EXECUTIVE COMPENSATION
--------------------------------

         The following table sets forth the cash and cash equivalent forms of compensation received by the chief executive officer of the Bank and its named executive officers (in excess of $100,000) in the fiscal year ended December 31, 1999, and all cash and cash equivalent forms of compensation received by the chief executive officer and all named executive officers of the Bank as a group.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                                    AWARDS             PAYOUTS
        (a)              (b)         (c)         (d)          (e)             (f)           (g)          (h)             (i)

     NAME AND                                            OTHER ANNUAL      RESTRICTED      OPTION        LTIP           OTHER
PRINCIPAL POSITION      YEAR       SALARY       BONUS    COMPENSATION     STOCK AWARDS     SARs         PAYOUTS      COMPENSATION

J. Philip Hester, Sr    1999     $ 123,971     $ 5,417        -                 -           -              -           $58,264 1
CEO, President,         1998     $ 108,633     $   500        -                 -           -              -           $12,418 2
Director                1997          -            -          -                 -           -              -


As a group              1999     $ 123,971     $ 5,417        -                 -           -              -           $58,264 1
                        1998     $ 108,633     $   500        -                 -           -              -           $12,418 2
                        1997          -            -          -                 -           -              -               -

-------------------------------------------
1 The Bank has accrued a deferred bonus under the terms of his Employment Agreement totaling $51,755, payable at cumulative profit in accordance with the restrictions in the Bank's charter provided an automobile allowance totaling $2,938, and contributed to its 401(k) plan for eligible employees $3,571 for Mr. Hester during the fiscal year ended December 31, 1999.

2 The Bank contributed to its 401(k) plan for eligible employees $3,541 for Mr. Hester during the fiscal year ended December 31, 1998.
1 The Bank has accrued a deferred bonus under the terms of his Employment Agreement totaling $51,755, payable at cumulative profit in accordance with the restrictions in the Bank's charter, provided an automobile allowance totaling $2,938, and contributed to its 401(k) plan for eligible employees $3,571 for Mr. Hester during the fiscal year ended December 31, 1999.

2 The Bank contributed to its 401(k) plan for eligible employees $3,541 for Mr. Hester during the fiscal year ended December 31, 1998.

Compensation of Directors
-------------------------

         The Bank is prohibited under the terms of its charter to pay any compensation or remuneration to the directors of the Bank until such time as the Bank has a surplus in its accumulated retained earnings.

Employment Agreements and Change in Control Agreements
------------------------------------------------------

         J. Philip Hester, Sr., President and Chief Executive Officer, as well as a Director, of the Bank, entered into an Employment Agreement with the Bank effective May 17, 1997 for a term ending at the close of the Bank's fifth full calendar year after commencement of banking operations (i.e., December 31, 2003). Mr. Hester's base salary from the effective date is $110,000, increasing 5% annually on the first anniversary of the Employment Agreement. In addition to the base salary, Mr. Hester will receive a performance bonus based upon the Bank's CAMEL rating and the evaluation by the Board of Directors of the Bank's "current" condition at the end of each calendar year. Mr. Hester is also entitled to certain benefits, including an automobile allowance, a term life insurance policy, annual paid vacation, healthcare insurance and disability insurance. As a condition of employment, Mr. Hester was required to purchase at least 10,000 shares of the Bank's common stock. He may earn an option to purchase 5,000 shares of the common stock each year during the Bank's first five years of operation, up to a maximum of 25,000 shares. The exercise price of the options is the book value per share of the Bank's common stock at the time of exercise, payable in cash. The option expires ten years after the date earned. The Employment Agreement contains no provision for a change in control of the Bank nor is Mr. Hester a party to any Change in Control Agreement with the Bank.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
------------------------------------------------------------------------

         The table below sets forth the name of each director of the Bank, number of shares of the Bank's Common Stock beneficially owned by him on December 31, 1999 and the percentage of the total shares of the Bank's Common Stock outstanding on December 31, 1999 which such beneficial ownership represents.

Name and Address                    Amount and Nature of        Percent of Class
of Beneficial Owner*                Beneficial Ownership

Ralph Millard Bowen                        44,000 1                   4.63%
430 Fairmont Drive
Norcross, Georgia  33071

Marcus C. Byrd, Jr.                        43,200 2                   4.55%
1661 Highway 9 South
Dawsonville, Georgia  30534

Glennon C. Grogan                          22,100 3                   2.33%
6060 Jewell Bennett Road
Dawsonville, Georgia  30534

James H. Grogan                            19,300 4                   2.03%
4215 Dahlonega Highway
Cumming, Georgia  30130

Andrew M. Head                             25,300 5                   2.66%
5270 Woodridge Forest Trail
Atlanta, Georgia  30327


------------------------------
1 The figure includes 10,000 shares owned by Mr. Bowen's spouse, 1,500 shares each owned by Mr. Bowen's two daughters and 1,000 shares owned by Mr. Bowen's son, for which he disclaims beneficial ownership.

2 Includes 4,700 shares held in trust by Mr. Byrd for the benefit of BT Alex Brown FBO and 5,300 shares held in trust by Mr. Byrd for the benefit of BT Alex Brown FBO. The figure also includes 1,000 shares owned by Mr. Byrd's spouse, 1,100 shares owned by Mr. Byrd's son and 1,100 shares owned by Mr. Byrd's daughter, for which he disclaims beneficial ownership.

3 The figure includes 1,000 shares owned jointly by Mr. Grogan's spouse and son, 1,000 shares owned jointly by Mr. Grogan's spouse and daughter, 2,600 shares owned by Mr. Grogan's son, and 2,500 owned by Mr. Grogan's daughter, for which he disclaims beneficial ownership.

4 The figure includes 1,500 shares owned by Mr. Grogan's spouse, 100 shares owned by Mr. Grogan's son and 2,700 shares owned by Chris N. Grogan, for which Mr. Grogan disclaims beneficial ownership.

5 The figure includes 100 shares owned by Mr. Head's son and 100 shares owned each by Mr. Head's two daughters, for which Mr. Head disclaims beneficial ownership.

J. Philip Hester, Sr.                     10,000              1.05%
32 Lakeshore Circle
Dawsonville, Georgia  30534

Bruce T. Howard                           25,000              2.63%
4975 Bagley Terrace Drive
Alpharetta, Georgia  30201

David E. Johnson                          32,500 6            3.42%
6775 Polo Drive
Cumming, Georgia  30130


William A. McRae                           17,50 7            1.84%
499 Johnson Ferry Road
Atlanta, Georgia  30328


Kim Mills                                  4,100 8            0.43%
5015 Oak Grove Circle
Cumming, Georgia 30041


James W. Walden                           20,100 9            2.12%
262 Jack Walker Road
Dahlonega, Georgia  30533


Russell M. Wallace                        46,600 10           4.91%
77 Old River Road
Dahlonega, Georgia  30533


All executives officers and directors    309,700             32.60%
as a group


None of the persons listed in the above table have the right to acquire beneficial ownership of any shares of the Bank as specified in Rule 13d-3(d)(1) of the Exchange Act.

-----------------------------
6 The figure includes 1,000 shares owned by Mr. Johnson's son, 500 shares owned by Mr. Johnson's daughter and 1,000 shares owned by a second daughter, for which he disclaims beneficial ownership.

7 The figure includes 2,500 shares held in the McRae and Stolz Pension Plan. 8 The figure includes 500 shares owned each by Ms. Mills' two daughters, for which Ms. Mills disclaims beneficial ownership.

9 The figure includes 100 shares owned by Mr. Walden's daughter, for which he disclaims beneficial ownership.

10 Includes 2,000 shares held in trust by Mr. Wallace for the benefit of Stearne Agee Leach FBO. The figure also includes 1,600 shares held by Mr. Wallace's spouse, 1,000 shares owned by Mr. Wallace's daughter and 1,000 shares owned by Mr. Wallace's son for which Mr. Wallace disclaims beneficial ownership.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------

         The Bank has had and expects to have in the future banking transactions in the ordinary course of its business with its directors, principal officers, principal shareholders, certain relatives of such persons, and their associates including corporations, partnerships, and other organizations in which such directors and officers have an interest, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. As of December 31, 1999, the Bank had outstanding loans to certain of its directors, executive officers and certain relatives of such persons and their associates, which aggregated approximately $3,893,000. This represented approximately 43% of the Bank's $9,027,000 equity capital accounts.

         The Bank has not otherwise transacted within the previous two years, nor does it expect to transact in the immediate future, any business with any director, principal officer, or principal shareholder which exceeds 10% of the Bank's equity capital accounts or $5 million, whichever is less.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                     PART IV
                                     -------

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K
------------------------------------------

Index to Exhibits
-----------------

Number            Description                                          Page
------            -----------                                          ----

        3.1               Articles of Incorporation                      *
        3.2               Bylaws                                         *
       10.1               Lease Agreement                                *
       10.2               Data Processing Contract                       *
       10.3               International Services Agreement               *
       10.4               Employment Agreement                           66
       24.1               Power of Attorney                              73
       27.1               Financial Data Schedule                        75

Description of Exhibits
-----------------------

        3.1*              Articles of Incorporation of Chestatee State Bank
        3.2*              Bylaws of Chestatee State Bank
       10.1*              Lease  Agreement  between  Ingles  Markets,  Inc.  and
                          Chestatee State Bank, dated April 16, 1998
       10.2*              Data Processing Contract between  Chestatee State Bank
                          and its successors, dated January 20, 1998
       10.3*              International  Services  Agreement  between  Chestatee
                          State Bank and The Bankers Bank, dated April, 27, 1998
       10.4               Employment  Agreement dated May 18, 1997  between John
                          Philip Hester, Sr. and Chestatee State Bank
       24.1               Power of Attorney  dated  March 28, 2000  executed  by
                          officers  and  a  majority of  directors of  Chestatee
                          State Bank
       27.1               Financial Data Schedule for Chestatee State Bank

       * Incorporated by reference to Form 10-SB filed with the Federal Deposit Insurance Corporation effective April 29, 1999

Reports On Form 8-K
-------------------

         There were no Form 8-K filings for the year ended December 31, 1999.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the Bank caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 CHESTATEE STATE BANK


                              BY:/s/ J. Philip Hester
                                 ---------------------
                                 J. Philip Hester, Sr., Chief Executive Officer, President and Director

                              DATE:    March 28, 2000

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT (the "Agreement") is made and entered into this 18th day of May , 1997, between Chestatee State Bank ("Employer" or the "Bank"), a corporation organized for the sole purpose of organizing a banking association to be chartered through the Georgia Department of Banking and Finance ("DBF"); and John Philip Hester, Sr., ("Employee").

         WHEREAS,   Employer  is  in  the  process  of  forming  a  new  banking association in Dawsonville, Georgia (the "Bank"); and.

         WHEREAS, Employee has agreed to become President and Chief Executive Office of the Bank and Employer, and,

         WHEREAS, the parties hereto wish to establish the terms and conditions of Employee's employment.

         NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                           1. RELATIONSHIP AND DUTIES
                           --------------------------

         (a) Employer hereby employs employee commencing on the Effective Date hereof (as hereinafter defined) as President, Chief Executive Officer, and a Director of Employer. Employee shall be expected to perform such services as are generally performed by the President and Chief Executive Officer of a commercial bank. The services to be performed may be extended or curtailed from time to time at the direction of the Board of Directors (the "Board") during the term of this Agreement, provided, however, such duties shall not be extended or curtailed in such fashion as to alter the duties and responsibilities generally expected of a President and Chief Executive Office of a commercial bank.

         (b) Employee shall serve on the Board and as a member of its Executive Committee and on such other committees as the Board may designate, subject to the terms hereof.

         (c) Employee accepts such employment and shall devote his full time, attention, and best efforts to the diligent performance of his duties herein specified and as an officer and director of Employer and will not accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which employer may consider to be in conflict with his or its best interest or to be in competition with employer's business, or which may interfere in any way with the employee's performance of his duties hereunder.

         (d) Whenever the term "Employer" is used herein, that term shall be deemed synonymous with the terms "the Bank" or "the Board", whenever the context so requires.

         (e) Employer shall not require Employee, as a part of his duties under this Agreement, to perform or to participate in any activity which constitutes a violation of any state or federal law, rule, ordinance or regulation.

                              2. TERM OF EMPLOYMENT
                              ---------------------

Employee's employment hereunder shall commence no later than May , _______1997, (the "Effective Date"), and shall continue until the end of the Bank's fifth full calendar year after the commencement of banking operations unless terminated for cause pursuant to the terms hereof.

         Notwithstanding any provision contained above, Employee's employment pursuant to this Agreement shall be terminated by the first to occur of any of the following:

         (a)      The death of Employee.

         (b) The complete disability of Employee. "Complete disability" as used herein shall mean the inability of Employee, due to illness, accident, or any other physical or mental incapacity, to completely fulfill his obligations hereunder for an aggregate of sixty (60) days within any period of one hundred twenty (120) consecutive days during the term hereof.

         (c) The discharge of Employee by Employer for just cause. "Just cause" as used herein shall include conviction of a crime, which is either a felony or misdemeanor other than any minor traffic violation, unethical business conduct that is directly related to Employee's activities on behalf of employer and that may cause harm to the business interests of Employer, or repeated refusal to carry out the written directions of the Board. Should Employer believe that any violation of Employee's obligations hereunder has occurred, written notice of the alleged violation shall be provided by Employer to Employee and Employee shall have a reasonable period of time in which to correct such alleged violation, provided that the alleged violation is neither dishonest nor criminal. It is agreed that thirty (30) days shall be deemed a reasonable time in which to correct any such alleged violation.

         (d) Discharge for "Just cause" will require a two-thirds majority vote of the Board, exclusive of employee. Termination of Employee's employment for "just cause" shall include termination as an employee, officer and director of Employer.

         (e) Discharge for reasons other than those described in paragraph 2(c) above will require a two-thirds majority vote of the Board, exclusive of Employee. Termination of Employee's employment for reasons other than for just cause shall include termination as an employee and officer of Employer. It is specifically
                                       2
understood, notwithstanding any other provision of this Agreement, that termination for reasons other than for just cause as defined in paragraph 2(c) above shall not suspend or negate Employer's obligation to compensate Employee, as provided herein, provided.

                                 3. COMPENSATION
                                 ---------------

         For all services which Employee may render to Employer during the term hereof, Employer shall pay to Employee, subject to such deductions as may be required by law, according to the following schedule:

         (a) Base Salary: Commencing of the Effective Date hereof, Employee shall receive for the term of this Agreement an annual salary of $110,000.00, payable in at least monthly installments, subject to such deductions as may be required by law. Employee will receive a 5% annual increase in base salary with first increase twelve months from the effective date.

         (b) Performance Bonus: Each year, a performance bonus will be paid to Employee (not later than sixty days following the close of the Bank's calendar year) provided the Bank receives a CAMEL 1 or CAMEL 2 rating at the most recent examination and based upon the board's evaluation of the Bank's current condition based on a combination of safety and soundness criteria including capital adequacy, risk assessment, asset quality, liquidity, planning, policy adherence, personnel administration, internal controls and management information systems or, if at the end of a particular calendar year the Bank did not receive a CAMEL 1 or CAMEL 2 rating at the most recent examination but the Bank receives a CAMEL 1 or CAMEL 2 rating at the first examination in the following calendar year, in an amount equal to the Employee's base salary for the year multiplied by the Bonus Percentage. The "Bonus Percentage" shall be determined based on the following:

         a. Return of Average Assets ("ROA") equal to .50% but less than .7% (.25% and .35% in the first two years) Bonus Percentage = 5%

         b. ROA greater than .70% but less than .90% (.35% and .45% in the first two years) Bonus Percentage = 10%

         c. ROA equal to .90% but less than 1.10% (.45% and .55% in the first two years) Bonus Percentage = 15%

         d. ROA equal to 1.10% but less than 1.20% (.55% and .60% in the first two years) Bonus Percentage = 20%

         e. ROA equal to 1.20% but less than 1.30% (.60% and .65% in the first two years) Bonus Percentage = 25%

         f. ROA equal to 1.30% but less than 1.40% (.65% and .70% in the first two years) Bonus Percentage = 30%

         g. ROA equal to 1.40% but less than 1.60% (.70% and .80% in the first two years) Bonus Percentage = 35%

         h. ROA equal to 1.60% but less than 1.80% (.80% and .90% in the first two years) Bonus Percentage = 40%

         i.    ROA over 1.80% Bonus Percentage = 50%


         Notwithstanding the above, no cash bonus will be paid until such time that it is eligible to be paid as determined by the State Banking Department of Georgia. Any bonus(s) earned that is ineligible to be paid at the time it is earned will be deferred until such time that is legal for the Employer to pay such bonus(s) or until such time that the Employee wishes to receive the legal payment of such bonus(s). While the bonus(s) is deferred, the earned bonus(s) will earn a rate of 6% payable at such time that employee can and chooses to legally receive the earned bonus(s).

                                4. OTHER BENEFITS
                                -----------------

         During  the term of  Employee's  employment  hereunder  on or after the
Effective  Date (except as noted in this  paragraph)  Employer  shall furnish to
Employee: (i) an automobile of his choice having a net cost not to exceed a level established by the Employer which may be leased or purchased by the Bank,
(ii) a term life insurance policy providing for death benefits of $500,000.00 having a beneficiary designated by Employee, (iii) a group health and hospitalization insurance policy covering Employee at no cost to Employee other than such deductible as may be applicable to all other employees of the Bank, and, if Employee desires, covering the dependents and spouse of Employee, (iv) a long-term disability insurance policy, as generally defined in the insurance industry, providing for benefits of at least sixty percent (60%) of Employee's annual base salary. The long-term disability policy will be as consistent as is reasonably possible with the definition of "complete disability" provided in paragraph 2(b) above, and (v) an annual vacation leave of three (3) weeks per year with one additional day for each year of service to the Employer up to four
(4) weeks, to be taken at the discretion of Employee.

                                5. STOCK OPTIONS
                                ----------------

         (a) As a condition of employment, Employee shall be obligated to purchase a minimum of 10,000 shares of Chestatee State Bank Stock during the initial stock offering.

         (b) In addition, Employee can earn the option to purchase five thousand (5,000) shares of Chestatee State Bank Stock per year during years one, two, three, four and five of Bank operations, for a maximum number of twenty five thousand (25,000) shares. The number of shares each year shall be determined by multiplying (i) five thousand shares by (ii) a fraction whose numerator is the Bonus Percentage for the year and whose denominator is 50% which could have been received by the Employee for the year.

         The option granted to the Employee pursuant to this paragraph 3 may be exercised by the Employee, in whole or in part, at any time or from time to time during the period this Agreement is in effect beginning on the first day of the second month following the close of the Bank's fiscal year to which such grant is attributable. Notwithstanding anything contained herein to the contrary, if the shareholders of the Bank approve of a capital reorganization of the common stock of the Bank or a merger or consolidation of the Bank with or into another corporation, or the sale of all or substantially all of the assets of the Bank, then Employee shall have the right and option to purchase all stock options that would have been paid to the Employee for the remaining term of this Agreement pursuant to the terms of this paragraph. The purchase price for each share of common stock of the Bank that the Employee purchases pursuant to the exercise of the options granted herein shall be the book value at the time of purchase and shall be paid in cash upon exercise. Employee must exercise all options earned under Title 5 of this contract no later than ten years after they are earned. (The price per share at which the options can be exercised is to be the book value of the Bank's stock at the time the option is earned. Book value is defined as common stock plus paid-in surplus plus/minus Retained Earnings.)

         (c) If Employee has failed to earn any of the stock options called for in 5(b) above by reason of the Bank's failure to obtain the performance requirements called for thereunder, then at the end of the fifth calendar year of operations of the Bank, the Employee shall be granted any of the options missed if the following conditions are met:

                  (1)      Employee is still employed by the Bank; and

                  (2) The Bank has obtained a return on assets of at least one percent (1%) of said assets for either of its fourth or fifth calendar years of operations.

                6. DETERMINATION FOR UNFORESEEN BUSINESS REASONS
                ------------------------------------------------

         This Agreement shall cease and be null and void, and of not further force and effect upon the occurrence of either of the following events:

         (a) The failure for any reason by Employer to commence operations as a deposit-taking Bank; or

         (b) Employee is deemed unacceptable as Chief Executive Officer by the Department of Banking and Finance and/or the FDIC, or if either Regulatory Agency fails to approve this Employment Agreement.

         If this Agreement is terminated by reason of the foregoing and Employee has actually commenced employment hereunder, then Employer agrees to pay employee a pro rata portion of Employee's base salary as provided in paragraph 3(a) above for a period not to exceed six

(6) months and will be given clear title to the company provided automobile.

                                   7. EXPENSES
                                   -----------

         Upon Employee's presentment to Employer of expense reports acceptable to Employer and in sufficiently detailed form to comply with standards for deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Employee for, such expenses approved by Employer and incurred by Employee in connection with the performance of his duties hereunder, including reimbursement for a country club and appropriate civic club dues.

                                 8. CONVENTIONS
                                 --------------

         Employer will permit up to one week's attendance to a GBA and/or CBA banking convention of Employee's choice and Employer agrees to pay all expenses associated with such attendance for both Employee and his spouse. Employer agrees to pay Employee's expenses for appropriate seminars and meetings.

                                 9. SEVERABILITY
                                 ---------------

         The parties hereto understand and agree that the provisions of this Agreement are independent of each other, and to the extent any provision or portion thereof shall be determined by a court of competent jurisdiction to be void or unenforceable, such determination shall not affect the validity or enforceability of any other provision or the remainder of this Agreement.

                            10. WAIVER OF PROVISIONS
                            ------------------------

         Failure by any of the parties hereto to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the obligation of future performance of any right granted hereunder or of the obligation of future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in writing signed by or on behalf of all of the parties.

                                11. GOVERNING LAW
                                -----------------

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

                         12. MODIFICATION AND AMENDMENT
                         ------------------------------

         This Agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

                          13. COUNTERPARTS AND HEADINGS
                          -----------------------------

         This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed on original, but all of which shall constitute one and the same instrument. The headings set out herein are for convenience or reference and shall not be deemed part of this Agreement.

                                 14. SUCCESSORS
                                 --------------

         This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns and upon Employee, his heirs, executors, administrators, and personal representatives.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

                                         EMPLOYEE:

                                         -----------------------
                                         John Philip Hester, Sr.

                                         EMPLOYER:

                                         CHESTATEE STATE BANK (in organization)


                                         By:
                                         -----------------------


                                         Title:
                                         -----------------------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Philip Hester, Sr., his Attorney-in-Fact, with full power of substitution, for him and in his name, place and stead, and in any and all capacities, to sign this Form 10-KSB and any amendment thereto, and to file the same, with exhibits thereto and such other documents in connection therewith, with the Federal Deposit Insurance Corporation, and hereby ratifies and confirms all that said Attorney-in-Fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.

/s/ J. Philip Hester, Sr.                    /s/ Robert W. Coile
--------------------------------------       ----------------------------------
J. Philip Hester, Sr.                        Robert W. Coile
Chief Executive Officer, President and       Chief Financial Officer (principal
Director (principal executive officer)       accounting officer)
March 28, 2000                               March 28, 2000



--------------------------------------      -----------------------------------
Ralph Millard Bowen                         Andrew M. Head
Director                                    Director
March 28, 2000                              March 28, 2000




/s/ Marcus C. Byrd, Jr.                      /s/ Bruce T. Howard
--------------------------------------       ----------------------------------
Marcus C. Byrd, Jr.                          Bruce T. Howard
Director                                     Director
March 28, 2000                               March 28, 2000




/s/ Glennon C. Grogan                        /s/ David E. Johnson
--------------------------------------       ----------------------------------
Glennon C. Grogan                            David E. Johnson
Director                                     Director
March 28, 2000                               March 28, 2000



/s/ James H. Grogan

--------------------------------------       ----------------------------------
James H. Grogan                              William A. McRae
Secretary and Director                       Director
March 28, 2000                               March 28, 2000

/s/ Kim Mills
--------------------------------------  --------------------------------------
Kim Mills                               James W. Walden
Director                                Director
                                        March 28, 2000
March 28, 2000



--------------------------------------
Russell M. Wallace
Chairman of the Board of Directors
March 28, 2000